UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2013

FULUCAI PRODUCTIONS LTD.
Exact name of registrant as specified in its charter

Nevada	000-54154	68-0680436
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1250, 639 – 5 Avenue SW, Calgary, Alberta, Canada	T2P 0M9
(Address of principal executive offices)	(Zip Code)

(403) 613-7310
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8K is being filed by the Registrant, Fulucai Productions, Ltd. (“Fulucai” or the “Company”) in connection with the closing of a share purchase transaction (the “Acquisition”) under a share purchase agreement dated September 28, 2013 between Fulucai and Blue Sky Energy & Power, Inc. (“BSEP”) in which the Company acquired all of the issued and outstanding capital stock (the “BSNM Shares”) of Blue Sky NM, Inc.(“BSNM”) in exchange for the issuance of 65,000,000 shares of its common stock to BSEP.

The Company has already reported, in a Current Report on Form 8K filed on October 3, 2013, the Company’s entry into the Share Purchase Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The Acquisition closed on November 13, 2013 with the tendering by the sole shareholder of BSNM of the BSNM Shares and the issuance to the tendering shareholder of 65,000,000 shares of the common stock of Fulucai.  BSNM owns 65% interest in producing and non-producing oil and gas properties in New Mexico consisting of 299 wells found in leases covering approximately 14,000 acres.

Prior to the closing of the Acquisition, there was no material relationship between BSEP, or its directors and officers, and Fulucai, or its directors and officers.  The consideration for the assets acquired was 65,000,000 shares of the common stock of Fulucai.

Item 9.01. Financial Statements and Exhibits

Financial Statements of Business Acquired

The financial statements of the business acquired for the periods specified in Rule 8-04(b) of Regulation S-X (17 CFR 210.8.04(b)) for smaller reporting companies are anticipated to be furnished within 70 days of this report.

Pro forma financial information that would be required pursuant to Rule 8-05 of Regulation S-X (17 CFR 210.8-05) for smaller reporting issuers are anticipated to be furnished within 70 days of this report.

Exhibits

Number	Exhibit
10.1	Share Purchase Agreement Between the Company and Blue Sky Energy & Power, Inc. dated September 28, 2013
99.1	Press Release disseminated November 13, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FULUCAI PRODUCTIONS LTD.

Dated: November 13, 2013	By:	/s/ Mohammad Fazil
	Name:	Mohammad Fazil
	Title:	Chief Executive Officer, President, Secretary, Treasurer, Chief Financial Officer and Director